Filed pursuant to Rule 433 - Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

Investing in Oil doesn’t have to
be so crude:

Find out why during our Commodities discussion and
also learn how the RBS Oil and Gold Trendpilot™
strategies can help your clients’ portfolios.

Continuing Education >> Approved for 1 CFP CE Credit hour

Details:
Thursday, March 22, 4:00PM ET

Agenda:
> The "ABCs" of ETNs (Exchange Traded Notes)
> Trend-following strategies to help get your clients in and out of the commodities markets
> Learn how RBS Oil TrendpilotTM ETNs can gain you investment exposure beyond just front-month contracts
> Q&A Session

Registration:
Register at https://pacerfinancial.webex.com
After registering you will receive an e-mail with webinar details.

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS ONLY.
(Not for distribution to individual investors)

For more information >> 1-855-RBS-ETPS (855-727-3877)

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISERS

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS ETNs, you should read the relevant prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about the RBS Entities and the relevant offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS plc, RBS N.V., RBS Securities Inc. or any dealer participating in this offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).